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Exhibit 5.1

KUTAK ROCK LLP THE OMAHA BUILDING 1650 FARNAM STREET OMAHA, NEBRASKA 68102-2186 402-346-6000 FACSIMILE 402-346-1148 www.kutakrock.com	ATLANTA CHICAGO DENVER DES MOINES FAYETTEVILLE IRVINE KANSAS CITY LINCOLN LITTLE ROCK OKLAHOMA CITY PASADENA RICHMOND SCOTTSDALE WASHINGTON WICHITA

December 9, 2003

America First Apartment Investors, Inc.
1004 Farnam Street
Suite 400
Omaha, Nebraska 68102

  Re:
  Shares Issued under Merger Agreement with America First Real Estate Investment Partners, L.P.

Ladies and Gentlemen:

        We have acted as counsel for America First Apartment Investors, Inc., a Maryland corporation, (the "Company"), in connection with the filing of a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), with respect to the registration of 5,430,778 shares of common stock of the Company (the "Shares") which will be issued in connection with the merger of America First Real Estate Investment Partners, L.P., a Delaware limited partnership, with and into the Company pursuant to that certain Agreement and Plan of Merger, dated November 25, 2003 (the "Merger Agreement"). This opinion is being furnished in accordance with the requirements of Item 21 of Form S-4 and Item 601(b)(5)(i) of Regulation S-K.

        In the course of such representation, we have examined such corporate records, certificates of public officials and other documents we deemed relevant and appropriate. Based on the foregoing, we are of the opinion that the Shares when issued pursuant to the terms of the Merger Agreement will have been legally issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the Joint Proxy Statement/Prospectus which is part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

        This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which may be brought to our attention after the effective date of the Registration Statement and which may alter, affect

KUTAK ROCK LLP
America First Apartment Investors, Inc.
December 9, 2003

or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

Very truly yours,
/s/ Kutak Rock LLP

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Exhibit 5.1